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INSPIREMD, INC.

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InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

Telephone: (888) 776-6804

InspireMD CEO Marvin Slosman Issues Letter to Fellow Stockholders Urging Support of the Company’s Plans to List its Common Stock on Nasdaq at the Upcoming Special Meeting of Stockholders1

Tel Aviv, Israel – March 22, 2021 – InspireMD, Inc. (NYSE American: NSPR), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of the stroke caused by carotid artery disease, today issues a message to stockholders from InspireMD CEO, Marvin Slosman regarding the Company’s Special Meeting of Stockholders.

To our valued Stockholders:

We have adjourned our Stockholder Meeting until April 14, 2021 in order to provide additional time for stockholders with a record date of February 8, 2021 to vote for the outstanding proposals.

The primary purpose of the vote is to advance our strategy to move to Nasdaq as a preferred platform for our company as provided in the link below to our proxy statement.

https://www.sec.gov/Archives/edgar/data/1433607/000149315221003331/formdef14a.htm

The Company is seeking authorization to affect a reverse stock split to help meet the criteria required to obtain an initial listing on Nasdaq.

I, along with other senior management of the Company, own shares of NSPR just as you do and have voted in favor of the reverse stock split proposal. As outlined in the proxy statement, we believe that listing our common stock on Nasdaq will make NSPR more attractive to a broader range of investors.

If you are a stockholder of record as of February 8, 2021, please dial the number below to vote.

WE URGE YOU TO VOTE NOW BY CALLING KINGSDALE ADVISORS TOLL-FREE AT 1-866-581-1479 or collect at 1-416-867-2272 AND ONE OF THEIR AGENTS WOULD BE HAPPY TO HELP YOU VOTE OVER THE PHONE OR ARRANGE AN OPPORTUNITY TO SPEAK WITH MANAGEMENT IF DESIRED.

Thank you for your support,
Marvin Slosman
CEO
InspireMD

1 On March 22, 2021, the Registrant issued this letter as a press release and distributed it directly to certain of its stockholders.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable, stroke-free, long-term outcomes. For more information, visit www.inspiremd.com. InspireMD routinely posts information that may be important to investors in the Investors section of its website.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) the impact of the COVID-19 pandemic on our manufacturing, sales, business plan and the global economy, (v) intense competition in the medical device industry from much larger, multinational companies, (vi) product liability claims, (vii) product malfunctions, (viii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (ix) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (x) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (xi) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xii) our reliance on single suppliers for certain product components, (xiii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com